Exhibit 10.2

OFFER LETTER

May 30, 2025

Andrew Albert Kucharchuk

549 Millgate Pl

Baton Rouge, LA 70808

Re:	Offer of Employment

Dear Andrew:

CERo Therapeutics Holdings, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.  Start Date. Provided that you satisfy the conditions described in this letter agreement, your first day of employment with the Company will be June 4, 2025, or another date mutually agreed upon in writing between you and the Company. The actual day you begin employment will be referred to as the “Start Date.”

2.  Position. Your initial title will be Chief Financial Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

3.  Location. This is a remote job. We understand you will be working remotely from Louisiana. If you decide to work remotely from a different state, you must obtain the Company’s written permission prior to working from that location. While working remotely, you agree to only work from locations that allow you proper internet access to be able to do your job remotely.

4.  Base Compensation. As an exempt employee, beginning on the Start Date, the Company will pay you a base salary at the rate of $300,000.00 per year, prorated for any partial years of employment (beginning October 1st 2024), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be paid your salary in regular installments regardless of the number of hours you work per workweek, and you will not be eligible for overtime pay.

5.  Performance Bonus. You will be eligible to earn a one-time performance bonus. Your initial target performance bonus will be 30% of your base salary, less applicable withholdings. To earn the performance bonus, (i) the Company and you must achieve applicable performance metrics, to be established and determined by the Company in its sole discretion, and (ii) you must remain employed by the Company on the date the bonus is paid (which will be no later than March 15th of the calendar year following the calendar year to which the bonus pertains).

6.  Equity. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 152,500 shares of the Company’s Common Stock (the “Option”) on May 30, 2025 (the “Grant Date”), to begin vesting on June 4, 2025 (the “Vesting Commencement Date”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the stock option plan in effect at the time of the grant and the applicable stock option agreement (the “Equity Documents”). You will vest in the Option shares in twenty-four (24) equal monthly installments, such that all of the Option shares shall be fully vested upon your completion of twenty-four (24) months of continuous service following the Vesting Commencement Date. The vesting of the Option shares will be subject to acceleration if you are terminated without Cause (as defined under the Plan) or resign for Good Reason (as defined below) within twelve (12) months after a Change of Control (as defined under the Plan).

“Good Reason” means that you have complied with the Good Reason Process (defined below) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated employees; or (iii) the Company shall have required that you relocate your principal work location to any place which is more than fifty (50) miles from your principal place of work.

“Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

7.  Employee Benefits. As a regular, full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, in accordance with the applicable benefit plans. The Company will contribute up to $1,750 per month toward your healthcare premiums.

8.  Employee Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, which includes, among other terms, provisions regarding your assignment of patent rights to inventions made during your employment at the Company and your non-disclosure of the Company’s proprietary information. A copy of this agreement is enclosed with this letter.

9.  Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, supervisor, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). If you are enrolled in direct deposit at the time of the termination of your employment, by signing this offer letter, you consent to having your final paycheck paid to you via direct deposit. You can change this election via a written notice to the Company’s payroll function.

10.  Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.  Entire Agreement. This letter agreement and the Employee Confidential Information and Inventions Assignment Agreement contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you).

12.  No Conflicting Obligations. By executing this letter, you represent and warrant that your performance under this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. In addition, you agree that you will not bring any third-party confidential information to the Company, including that of any former employer, and that you will not, in any way, use any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

13. Conditions of Offer. As with all employees, the Company’s offer of employment to you is also conditioned on your submission of satisfactory proof of your identity and your legal authorization to work in the United States and, if requested, your completion of a standard background check to the satisfaction of the Company. This offer is also conditioned on your signing and returning the Employee Confidential Information and Inventions Assignment Agreement on or before the Start Date.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and returning a copy of this letter. This offer, if not accepted, will expire at the close of business on June 4, 2025.

If you have any questions, please contact us.

Very truly yours,

CERo Therapeutics Holdings, Inc.

/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Andrew Kucharchuk
Signature

/s/ Andrew Kucharchuk
Print Name

May 30, 2025
Date

Attachments(s): Employee Confidential Information and Inventions Assignment Agreement

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